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                                                                  Exhibit 10 (a)

                              CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made this 4th day of May, 2001, by and between DELPHI AUTOMOTIVE SYSTEMS LLC, a company organized and existing under the laws of Delaware ("DELPHI") and SHOICHIRO IRIMAJIRI INC., a company organized under the laws of Japan with a principal place of business at Believe A Hamamatsucho 5F, 1-9-10 Hamamatsu-cho Minato-ku, Tokyo 105-0013, Japan ("Consultant") (each of DELPHI and Consultant individually a "Party" and collectively the "Parties").

The Parties hereby agree as follows:

1.       Appointment as Consultant

Subject to the terms and conditions set forth herein, DELPHI hereby appoints Consultant to provide the consulting services described herein for a period of twelve (12) months, it being understood that such period may be extended or reduced in accordance with Section 11 below, and Consultant hereby accepts such appointment.

2.       Scope of Services

2.1 Consultant's responsibilities shall consist of the market analysis, feasibility studies, strategic advice and other services contemplated in the document entitled, "Proposal to Develop Delphi Japan Medium Term Strategy" dated March 29, 2001 (the "Proposal"), attached hereto. The performance of the activities contemplated in the Proposal will be referred to as the "Consulting Services". All such Consulting Services shall be carried out in collaboration with and subject to instructions from DELPHI. For this purpose, DELPHI hereby designates Mr. Choon Chon, Vice President, to coordinate such Consulting Services on behalf of DELPHI. The scope of the Consulting Services may be modified from time to time by mutual agreement of the Parties in writing.

2.2 In the event of a conflict between this Agreement and the attached Proposal, the terms of this Agreement will control. In particular, the Proposal is clarified and modified as follows:

         2.2 (1) Up to six DELPHI employees will be provided to Consultant to assist in the Consulting Services.

         2.2 (2) The Base Camp project referred to in the Proposal will be completed within one year following signature of this Agreement, which will take place following approval by the DELPHI Board of Directors.



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         2.2 (3)  The Consulting Services must include an evaluation of the financial return Delphi could expect from implementing the Proposal, taking into account that Delphi is committed to earning 5% net income margins and 12.5% return on net assets. The Consultant must determine and specify the resources required to compete effectively for the business of the Japanese Big 3.

         2.2 (4) No work should be done in Program 2 of the Feasibility Studies of the Proposal (CK Alliance) unless and until the potential venture with CK is completed. With regard to Programs 1 and 3 of the Feasibility Study of the Proposal, any discussions with the Japanese major car assemblers, Hitachi or other companies, must include Choon Chon or other appropriate DELPHI executives approved by DELPHI.

         2.2 (5) Consultant is to provide an analysis of what DELPHI must do to penetrate and succeed in the Japanese automotive and non-automotive connector industry.

         2.2 (6) Consultant should provide an initial report to DELPHI's Strategy Board (DSB) by September, 2001, covering the issues mentioned in this entire Section 2, so that the DSB can decide whether it makes sense to continue the study and, if so, whether any adjustments in its focus would be desirable. Following that DSB review, a review with the DELPHI Board of Directors may be appropriate.

         2.2 (7) Assuming the DSB elects to proceed, the Base Camp feasibility study set forth in the Proposal should be completed by May 2002.

3.       Dedicated Resources

During the term of this Agreement, Consultant shall dedicate approximately fifty percent (50%) of the working hours of its principal shareholder, Mr. Shoichiro Irimajira, and one hundred percent (100%) of the working hours of one assistant (collectively, "Dedicated Professionals") to the performance of Consulting Services under this Agreement. Consultant represents and warrants that all Dedicated Professionals are well qualified and have sufficient experience and expertise to perform the Consulting Services contemplated herein.

4.       Work Product

4.1 All feasibility studies, market analyses, reports, presentations, correspondence or other documents produced by Consultant for DELPHI pursuant to this Agreement ("Work Product") shall be suitably documented and provided to DELPHI. Consultant shall furnish DELPHI with additional information relating to Consultant's activities hereunder as DELPHI may reasonably request from time to time. All Work


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         Product shall be the exclusive property of DELPHI (other than content already owned by others or in the public domain) and may be used freely by DELPHI and any of its affiliates.

4.2 Immediately upon the request of DELPHI, Consultant shall deliver to DELPHI, and shall cause the Dedicated Professionals to deliver to DELPHI, all Work Product and any other documents or property belonging to DELPHI, including all copies thereof, which may be in the possession or control of Consultant or the Dedicated Professionals.

5.       Compensation

In consideration of Consultant's services hereunder, DELPHI shall pay Consultant the sum of fifty thousand United States dollars ($50,000) for each full month Consultant performs Consulting Services as provided herein up to a maximum of twelve (12) months subject to any extension or termination pursuant to Section 11 herein. The amounts due shall be payable in United States dollars by bank transfer to a bank account specified by Consultant in Japan. Such sum shall cover all expenses of Consultant and Dedicated Professionals related to the Consulting Services, including but not limited to expenses for travel, office, clerical support, accommodation, research and report production. Neither Consultant nor any Dedicated Professional shall be entitled to any other fees or expense reimbursement in connection with the Consulting Services or any business opportunities resulting therefrom without the prior written approval of DELPHI.

6.       Taxes

Consultant shall bear exclusive responsibility for the discharge of any income tax and/or VAT arising out of the services performed and the compensation received by it under this Agreement, and Consultant shall indemnify DELPHI and hold it harmless against any and all claims for income and other taxes made against it by any competent authority in connection therewith.

7.       Exclusivity

Consultant represents and warrants that neither Consultant nor any of the Dedicated Professionals is currently providing, either directly or through another company, any consulting services relating to the Japanese automotive market to or on behalf of any manufacturer or distributor of automotive components or systems other than DELPHI. Neither Consultant nor the Dedicated Professionals will undertake to provide such consulting services to or on behalf of any such manufacturers or distributors during the term of this Agreement, or during a period two (2) years after its termination, without DELPHI's prior written consent.


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8.       Confidentiality

During the course of its services, Consultant may receive confidential or proprietary information in written and oral form about Delphi's business and its planned projects in Japan or elsewhere ("Confidential Information"). Consultant may use such Confidential Information only for the purpose of performing services hereunder and may disclose such information only to those of its employees who require it to assist in providing such services, and to no other persons without DELPHI's prior written consent. Consultant will maintain reasonable internal controls to ensure that such information is not involuntarily disclosed to any other person. Immediately upon the request of DELPHI, Consultant shall return to DELPHI or destroy, and shall cause its management or employees to return to DELPHI or destroy, all Confidential Information and all copies thereof. The restrictions provided for by this
Section 8 shall remain in effect for a period of ten (10) years following the termination of this Agreement.

The foregoing provisions of this Section 8 shall not be applicable to the following information:

     a) Information that is already in the possession of Consultant at the time of its disclosure by Delphi;

     b) Information that is disclosed to Consultant by third parties who are free to disclose the information without obligation to Delphi;

     c) Information that is or becomes publicly known through no wrongful act of Consultant or breach of this Agreement;

     d) Information for which Delphi approves disclosure or use in writing in advance; and

     e)  Information for which relevant laws require disclosure.

9.       Independent Contractor

In performing services hereunder, Consultant shall be acting as an independent contractor, and neither Consultant nor any of its shareholders, directors or employees shall be deemed to be the employee, agent or legal representative of DELPHI or any of its affiliates for any purpose whatsoever. Neither Consultant nor any of its shareholders, directors or employees shall have any express or implied right or authorization to assume or to create any obligation or responsibility on behalf of, or in the name of, DELPHI or any of its affiliate or to bind DELPHI or any of its affiliate in any manner.

10.      No Assignment

Neither this Agreement nor any right or obligation hereunder nor the payment of all or any portion of any sum that may hereafter become payable


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hereunder shall be transferable or assignable by either Party without the other
Party's prior written approval, provided, however, that DELPHI may assign its obligation to pay any sums hereunder to any Delphi affiliate.

11.      Term, Extension & Termination

11.1 This Agreement shall become effective as of the date first written above, and shall remain in effect for twelve (12) months unless sooner terminated or extended as hereinafter provided.

11.2 Either Party may terminate this Agreement for convenience, with or without cause, by giving written notice to the other Party. Such termination for convenience shall be effective thirty (30) days after such written notice. If either Party commits a material breach or default, the other Party may terminate this Agreement effective immediately upon written notice to the other Party. Upon termination of this Agreement for any reason, DELPHI shall have no obligation to make any payment which would otherwise have become due after the effective date of termination.

11.3 The Parties may extend this Agreement only by means of a written extension agreement signed by both Parties.

11.4     Notwithstanding anything else provided herein, the provisions of
         Section 8 hereof shall remain in effect for a period of ten (10) years following the termination of this Agreement.

12.      Notices

Any notices required or permitted to be given by either Party under or in connection herewith shall be in writing and transmitted either by personal delivery, by regular or registered mail, or by facsimile. Such notices shall be directed to and addressed as follows:

If to DELPHI:

         Delphi Automotive Systems Japan
         Shinjuku Nomura Building 31F
         Mail Box 3015
         6-2, Nishi-Shinjuku 1-chome

         Facsimile: 81-3-5381-1728
         Attention: Choon Chon, Vice President


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If to Consultant:

         Shoichiro Irimajiri, Inc.
         Believe A Hamamatsucho 5F
         1-9-10 Hamamatsu-cho Minato-ku
         Tokyo 105-0013, Japan

         Facsimile:  81-3-5733-2641
         Attention: Shoichiro Irimajiri, President

13.      No Implied Waivers

The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the provision itself.

14.      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. In performing its services, Consultant will comply with applicable laws of Japan and the United States, including the US Foreign Corrupt Practices Act.

15.      Entire Agreement

There are no agreements or understandings, oral or written, between the Parties affecting the subject matter of this Agreement other than the terms set forth herein or in the documents referenced herein. This Agreement may be executed in counterparts.

16.      Amendments

No amendment or subsequent agreement between the Parties which is at variance with any of the provisions of this Agreement, or which imposes definite obligations upon either Party not specifically imposed by this Agreement, or which is intended to be effective or performed following the expiration or termination of this Agreement shall be binding on either Party unless it is in writing and is executed by a duly authorized representative of each Party.

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DELPHI AUTOMOTIVE SYSTEMS LLC                     SHOICHIRO IRIMAJIRI INC.

------------------------------                    ------------------------------
By: Mr. Choon Chon                                By: Mr. Shoichiro Irimajiri
Title:  Vice President                            Title:  President
Date:                                             Date:

------------------------------
By:   Mark R. Weber
Title: Executive Vice President
Date: